Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDMENT TO THE

RECEIVABLES FINANCING AGREEMENT

This FIFTH AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of May 24, 2021, is entered into by and among the following parties:

(i)	LAMAR TRS RECEIVABLES, LLC, a Delaware limited liability company, as a Borrower (the “TRS Borrower”);

(ii)	LAMAR QRS RECEIVABLES, LLC, a Delaware limited liability company, as a Borrower (the “QRS Borrower”; together with the TRS Borrower, collectively, the “Borrowers”);

(iii)	LAMAR MEDIA CORP., a Delaware corporation, as initial Servicer; and

(iv)	PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent and as Lender.

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

A. The parties hereto have entered into a Receivables Financing Agreement, dated as of December 18, 2018 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Financing Agreement”).

B. Concurrently herewith, the TRS Borrower, as buyer, the Servicer, as servicer and as an originator, and the various originators party thereto, are entering into that certain Second Amendment to the Purchase and Sale Agreement, dated as of the date hereof (the “TRS PSA Amendment”).

C. Concurrently herewith, the QRS Borrower, as buyer, the Servicer, as servicer and as an originator, and the various originators party thereto, are entering into that certain Third Amendment to the Purchase and Sale Agreement, dated as of the date hereof (the “QRS PSA Amendment” and, together with the TRS PSA Amendment, the “PSA Amendments”).

D. Concurrently herewith, the Borrowers, PNC and PNC Capital Markets LLC are entering into that certain Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”, and together with the PSA Amendments, the “Related Agreements”).

E. The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.

NOW THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1. Amendments to the Receivables Financing Agreement. The Receivables Financing Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Financing Agreement attached hereto as Exhibit A.

SECTION 2. Representations and Warranties of the Borrowers and the Servicer. Each Borrower and the Servicer hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a) Representations and Warranties. The representations and warranties made by it in the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party are true and correct in all material respects as of the date hereof unless such representations and warranties by their terms refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.

(b) Enforceability. The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment, the Related Agreements, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the Related Agreements, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are (assuming due authorization and execution by the other parties thereto) its valid and legally binding obligations, enforceable in accordance with their terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c) No Event of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing, or would occur as a result of this Amendment, the Related Agreements or the transactions contemplated hereby or thereby.

SECTION 3. Effect of Amendment; Ratification. All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein. The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4. Effectiveness. This Amendment shall become effective as of the date hereof, subject to the conditions precedent that the Administrative Agent shall have received the following:

(a) counterparts to this Amendment executed by each of the parties hereto;

(b) counterparts to the Related Agreements executed by each of the parties thereto; and

(c) confirmation that all fees owing under the Fee Letter have been paid in accordance with its terms.

SECTION 5. Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 8. GOVERNING LAW AND JURISDICTION.

(a) THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

(b) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO EACH BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY ANY BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.

NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

SECTION 10. Performance Guaranty Ratification. After giving effect to this Amendment and the Related Agreements and the transactions contemplated hereby and thereby, (i) all of the provisions of the Performance Guaranty shall remain in full force and effect and (ii) the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

[SIGNATURE PAGES FOLLOW]

4

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

LAMAR TRS RECEIVABLES, LLC,
as a Borrower

By:	/s/ Jay L. Johnson
Name:	Jay L. Johnson
Title:	Executive Vice President, Chief Financial Officer

LAMAR QRS RECEIVABLES, LLC,
as a Borrower

By:	/s/ Jay L. Johnson
Name:	Jay L. Johnson
Title:	Executive Vice President, Chief Financial Officer

LAMAR MEDIA CORP.,
as the Servicer

By:	/s/ Jay L. Johnson
Name:	Jay L. Johnson
Title:	Executive Vice President, Chief Financial Officer

S-1	Fifth Amendment to the Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Imad Naja
Name:	Imad Naja
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Imad Naja
Name:	Imad Naja
Title:	Senior Vice President

S-2	Fifth Amendment to the Receivables Financing Agreement

Acknowledged and agreed:

LAMAR MEDIA CORP., as Performance Guarantor

By:	/s/ Jay L. Johnson
Name:	Jay L. Johnson
Title:	Executive Vice President, Chief Financial Officer

S-3	Fifth Amendment to the Receivables Financing Agreement

Exhibit A

(attached)

Exhibit A

EXECUTION VERSION

EXHIBIT A to

~~Fourth~~Fifth Amendment to Receivables Financing Agreement, dated as of ~~October  23,~~

~~2020~~May 24, 2021

RECEIVABLES FINANCING AGREEMENT

Dated as of December 18, 2018

by and among

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Borrowers,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

LAMAR MEDIA CORP.,

as initial Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

Page
ARTICLE I DEFINITIONS		1

SECTION 1.01.	Certain Defined Terms	1

SECTION 1.02.	Other Interpretative Matters	~~35~~34

ARTICLE II TERMS OF THE LOANS		~~36~~35

SECTION 2.01.	Loan Facility	~~36~~35

SECTION 2.02.	Making Loans; Repayment of Loans	~~36~~35

SECTION 2.03.	Interest and Fees	~~39~~38

SECTION 2.04.	Records of Loans	~~39~~38

SECTION 2.05.	Selection of Interest Rates and Tranche Periods	~~39~~38

SECTION 2.06.	Borrowers Jointly and Severally Liable for Obligations	~~40~~39

SECTION 2.07.	Defaulting Lenders	~~43~~42

ARTICLE III [RESERVED]		~~44~~43

ARTICLE IV SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS		~~44~~43

SECTION 4.01.	Settlement Procedures	~~44~~43

SECTION 4.02.	Payments and Computations, Etc	~~47~~46

ARTICLE V INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST		~~47~~46

SECTION 5.01.	Increased Costs	~~47~~46

SECTION 5.02.	Funding Losses	~~49~~48

SECTION 5.03.	Taxes	~~49~~48

SECTION 5.04.	Inability to Determine Adjusted LIBOR or LMIR; Change in Legality	~~53~~52

SECTION 5.05.	Security Interest	~~54~~53

SECTION 5.06.	~~Successor Adjusted LIBOR or LMIR55~~Benchmark Replacement Setting	54

ARTICLE VI CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS		~~56~~62

SECTION 6.01.	Conditions Precedent to Effectiveness and the Initial Credit Extension	~~56~~62

SECTION 6.02.	Conditions Precedent to All Credit Extensions	~~56~~62

SECTION 6.03.	Conditions Precedent to All Releases	~~56~~63

ARTICLE VII REPRESENTATIONS AND WARRANTIES		~~57~~64

SECTION 7.01.	Representations and Warranties of the Borrowers	~~57~~64

SECTION 7.02.	Representations and Warranties of the Servicer	~~62~~69

-i-

(continued)

Page
ARTICLE VIII COVENANTS		~~66~~72

SECTION 8.01.	Covenants of the Borrowers	~~66~~72

SECTION 8.02.	Covenants of the Servicer	~~76~~82

SECTION 8.03.	Separate Existence of the Borrowers	~~84~~90

ARTICLE IX ADMINISTRATION AND COLLECTION OF RECEIVABLES		~~88~~93

SECTION 9.01.	Appointment of the Servicer	~~88~~93

SECTION 9.02.	Duties of the Servicer	~~89~~94

SECTION 9.03.	Collection Account Arrangements	~~90~~95

SECTION 9.04.	Enforcement Rights	~~90~~96

SECTION 9.05.	Responsibilities of the Borrowers	~~93~~98

SECTION 9.06.	Servicing Fee	~~93~~99

ARTICLE X EVENTS OF DEFAULT		~~94~~99

SECTION 10.01.	Events of Default	~~94~~99

ARTICLE XI THE ADMINISTRATIVE AGENT		~~98~~103

SECTION 11.01.	Authorization and Action	~~98~~103

SECTION 11.02.	Administrative Agent’s Reliance, Etc	~~98~~103

SECTION 11.03.	Administrative Agent and Affiliates	~~98~~104

SECTION 11.04.	Indemnification of Administrative Agent	~~99~~104

SECTION 11.05.	Delegation of Duties	~~99~~104

SECTION 11.06.	Action or Inaction by Administrative Agent	~~99~~104

SECTION 11.07.	Notice of Events of Default; Action by Administrative Agent	~~99~~105

SECTION 11.08.	Non-Reliance on Administrative Agent and Other Parties	~~99~~105

SECTION 11.09.	Successor Administrative Agent	~~100~~105

SECTION 11.10.	Structuring Agent	~~100~~106

SECTION 11.11.	Erroneous Payments	106

SECTION 11.12.	LIBOR Notification	~~100~~107

ARTICLE XII [RESERVED]		~~101~~107

ARTICLE XIII INDEMNIFICATION		~~101~~107

SECTION 13.01.	Indemnities by the Borrowers	~~101~~107

SECTION 13.02.	Indemnification by the Servicer	~~104~~110

-ii-

(continued)

Page
ARTICLE XIV MISCELLANEOUS		~~106~~112

SECTION 14.01.	Amendments, Etc	~~106~~112

SECTION 14.02.	Notices, Etc	~~107~~113

SECTION 14.03.	Assignability; Addition of Lenders	~~107~~114

SECTION 14.04.	Costs and Expenses	~~110~~116

SECTION 14.05.	No Proceedings; Limitation on Payments	~~110~~117

SECTION 14.06.	Confidentiality	~~110~~117

SECTION 14.07.	GOVERNING LAW	~~112~~118

SECTION 14.08.	Execution in Counterparts	~~112~~118

SECTION 14.09.	Integration; Binding Effect; Survival of Termination	~~112~~119

SECTION 14.10.	CONSENT TO JURISDICTION	~~113~~119

SECTION 14.11.	WAIVER OF JURY TRIAL	~~113~~120

SECTION 14.12.	Ratable Payments	~~113~~120

SECTION 14.13.	Limitation of Liability	~~114~~120

SECTION 14.14.	Intent of the Parties	~~114~~120

SECTION 14.15.	USA Patriot Act	~~115~~121

SECTION 14.16.	Right of Setoff	~~115~~121

SECTION 14.17.	Severability	~~115~~121

SECTION 14.18.	Mutual Negotiations	~~115~~121

SECTION 14.19.	Captions and Cross References	~~115~~122

SECTION 14.20.	Post-Closing Covenants	~~116~~122

SECTION 14.21.	Joinder of Originators	122

-iii-

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism financing, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Applicable Obligor” means (i) with respect to any Agency Receivable, the related

Agency Obligor and (ii) with respect to any other Receivable, the related Advertiser Obligor.

“Approved Account” means ~~each~~(i) so long as the election in clause (ii) below has not been made, the account listed on Schedule V to this Agreement or (ii) if elected by the Borrowers in their sole discretion, such other account in the name of a Borrower at Hancock Whitney Bank (or another depository institution reasonably acceptable to the Administrative Agent and not prohibited under Applicable Law from receiving Subject Obligor Collections) identified in a writing delivered to the Administrative Agent by or on behalf of a Borrower on or prior to the Post-Closing Date.

~~“Approved Account Conditions” means, at any time of determination, the satisfaction of each of the following conditions: (i) either (x) no Event of Default or Ratings Event has occurred and is continuing or (y) if an Event of Default or Ratings Event shall have occurred and be continuing, within 30 days following the occurrence of such Event of Default or Ratings Event (or such longer period as consented to in writing by the Administrative Agent in its sole discretion), the Borrowers (or the Servicer on their behalf) shall have caused each Approved Account to be covered by an Account Control Agreement, and (ii) no Approved Account is subject to any Adverse Claim (other than any Permitted Adverse Claim).~~

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Administrative Agent, and, if required, a Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Attorney Costs” means and includes all fees, costs, expenses and disbursements of any law firm or other external counsel (which counsel shall be limited to one outside law firm (or such greater number determined by any Credit Party while an Event of Default has occurred and is continuing) for the Administrative Agent and all Credit Parties (or, in the case of (i) Section 13.01, one outside law firm (or such greater number determined by any Borrower Indemnified Party while an Event of Default has occurred and is continuing) for all Borrower Indemnified Parties or (ii) Section 13.02, one outside law firm (or such greater number determined by any Servicer Indemnified Party while an Event of Default has occurred and is continuing) for all Servicer Indemnified Parties (other than the Borrowers and their respective officers, directors, agents and employees)), and, if reasonably required, a single local law firm in each applicable jurisdiction, so long as no Credit Party (or Borrower Indemnified Party or Servicer Indemnified Party, as the case may be) has in good faith (based on advice of counsel), reasonably determined that its interests conflict sufficiently with those of the other Credit Parties (or Borrower Indemnified Parties or Servicer Indemnified Parties, as the case may be) to warrant the retention of separate counsel for such Credit Party (or Borrower Indemnified Party or Servicer Indemnified Party, as the case may be), in which case, “Attorney Costs” shall also include the fees, costs and disbursements of such separate counsel). For the avoidance of doubt, “Attorney Costs” shall include fees, costs, expenses and disbursements of McGlinchey Stafford PLLC, as a local Louisiana law firm for the Credit Parties.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a) the rate of interest in effect for such day as publicly announced from time to time by such Lender or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Lender or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer;

(b) 0.50% per annum above the latest Overnight Bank Funding Rate; and

(c) 0.50% per annum above Adjusted LIBOR applicable to the Interest Period for which the Base Rate is then being determined.

~~“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Adjusted LIBOR or LMIR, for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provid ed that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.~~

~~“Benchmark Replacement Adjustment” means, with respect to any replacement of Adjusted LIBOR or LMIR with an alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Adjusted LIBOR or LMIR with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or~~

~~then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of Adjusted LIBOR or LMIR for U.S. dollar-denominated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from Adjusted LIBOR or LMIR to the Benchmark Replacement and (ii) yield-or risk-based differences between Adjusted LIBOR or LMIR and the Benchmark Replacement.~~

~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).~~

~~“Benchmark Replacement Date” means the earlier to occur of the following events with respect to Adjusted LIBOR or LMIR:~~

~~(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the London Interbank Offered Rate for interbank deposits in Dollars (“USD LIBOR”) permanently or indefinitely ceases to provide USD LIBOR; or~~

~~(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.~~

~~“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to Adjusted LIBOR or LMIR:~~

~~(1) a public statement or publication of information by or on behalf of the administrator of USD LIBOR announcing that such administrator has ceased or will cease to provide USD LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide USD LIBOR;~~

~~(2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of USD LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for USD LIBOR, a resolution authority with jurisdiction over the administrator for USD LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for USD LIBOR, which states that the administrator of USD LIBOR has ceased or will cease to provide USD LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide USD LIBOR; or~~

~~(3)    a public statement or publication of information by the regulatory supervisor for the administrator of USD LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent announcing that USD LIBOR is no longer representative.~~

~~“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Adjusted LIBOR or LMIR and solely to the extent that Adjusted LIBOR or LMIR (as the case may be) has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced Adjusted LIBOR or LMIR (as the case may be) for all purposes hereunder in accordance with Section 5.06 and (y) ending at the time that a Benchmark Replacement has replaced Adjusted LIBOR or LMIR (as the case may be) for all purposes hereunder pursuant to Section 5.06.~~

“Borrowers” has the meaning specified in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrowers to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to any Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrowers’ Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Outstanding Balance of all Pool Receivables at such time (other than any Pool Receivables that constitute Defaulted Receivables at such time), minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance owing under each Intercompany Loan Agreement at such time, plus (E) the aggregate accrued and unpaid interest owing under each Intercompany Loan Agreement at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means December 18, 2018.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 5.05(a).

“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of a Borrower) and~~, on and after the Post-Closing Date,~~ maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections; provided, however, that the Approved Account need not (i) be subject to an Account Control Agreement or (ii) be in the name of the Borrower, in each case, prior to the Post-Closing Date.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, any Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of any related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commingling Report” has the meaning set forth in Section 9.04(d). amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.

“Dilution Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Deemed Collections during such Fiscal Month, by (b) the aggregate sales made by the Originators during the Fiscal Month that is one month prior to such Fiscal Month.

“Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) 2.25 times the average of the Dilution Ratios for the twelve most recent Fiscal Months and (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:

(a) the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month (excluding each Excluded Fiscal Month) during the twelve (12) most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve (12) Fiscal Months (which average shall be calculated excluding the Dilution Ratio for each Excluded Fiscal Month); multiplied by

(b) the quotient of (i) the highest Dilution Ratio for any Fiscal Month (excluding each Excluded Fiscal Month) during the twelve (12) most recent Fiscal Months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve (12) Fiscal Months (which average shall be calculated excluding the Dilution Ratio for each Excluded Fiscal Month).

“Dollars” and “$” each mean the lawful currency of the United States of America.

~~“Early Opt-in Event” means the occurrence of :~~

~~(1) a determination by the Administrative Agent and/or the Borrowers that U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in Section 5.06, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace USD LIBOR; and~~

~~(2) the election by the Administrative Agent and/or the Borrowers to declare that an Early Opt-in Event has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrowers and the Lenders, or by the Borrowers of written notice of such election to the Administrative Agent and the Lenders.~~

“Eligible Assignee” means (i) any Lender or any of its Affiliates, (ii) any Person managed by a Lender or any of its Affiliates and (iii) any other financial or other institution; provided, that no Defaulting Lender shall be an “Eligible Assignee.”

“Eligible Foreign Obligor” means an Obligor which is neither a U.S. Obligor nor a Sanctioned Person.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a) each Obligor of which is: (i) either a U.S. Obligor or an Eligible Foreign Obligor; (ii) not a Sanctioned Person; (iii) not subject to any Insolvency Proceeding; (iv) not an Affiliate of any Lamar Party; (v) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (vi) not a natural person; (vii) not a material supplier to any Originator or an Affiliate of a material supplier and (viii) not a Subject Obligor;

(b) for which an Insolvency Proceeding shall not have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c) that is denominated and payable only in Dollars in the United States of America, and (I) each Obligor with respect to which has been instructed to remit Collections in respect thereof directly to (i) a Lock-Box or Collection Account in the United States of America or (ii) so long as the Mail-Box Eligibility Condition is then satisfied, a Mail-Box in the United States of America and (II) no Obligor with respect to which has been instructed to remit Collections in respect thereof directly to the Approved Account;

(d) that does not have a due date which is more than 30 days after the original invoice date of such Receivable;

(e) that (i) arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business and (ii) does not constitute a loan or other similar financial accommodation being provided by the applicable Originator;

(f) that arises under a duly authorized Contract that (i) is in full force and effect, (ii) is governed by the law of the United States of America or of any State thereof, (iii) is a legal, valid and binding obligation of (A) the related Advertiser Obligor and (B) to the extent such Receivable is an Agency Receivable, the related Agency Obligor, in each case as applicable, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law and (iv) the payments thereunder are free and clear of any withholding Taxes;

(g) that does not arise under a Contract as to which any rights (including, without limitation, rights to payment) have been assigned to, or are subject to assignment by, any third party (other than in accordance with the Transaction Documents);

Originator reasonably believes that it will be able to perform all of its obligations with respect to such Unperformed Receivable under and in accordance with the related Contract, (d) the related Originator has recognized a portion of the related revenue on its financial books and records in accordance with GAAP and (e) the related Originator is not required to maintain the posting of the related advertisement for such Unperformed Receivable for a period of time in excess of 30 days before such Unperformed Receivable will cease constituting an Unperformed Receivable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Code or Section 4001(b) of ERISA.

“Erroneous Payment” has the meaning set forth in Section 11.11.

“Erroneous Payment Notice” has the meaning set forth in Section 11.11.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Event of Default” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess Concentration” means the sum of the following amounts, without duplication:

(a)     the sum of the amounts calculated for each of the Applicable Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Applicable Obligor, over (ii) the product of (x) such Applicable Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(b)     the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have remained unpaid for more than 60 days but less than 91 days after the original due date of such Receivable, over (ii) the product of (x) 30.0%, multiplied by (y) the aggregate sales made by the Originators during the month that is three (3) Fiscal Months before the then-current Fiscal Month as of the date of determination; plus

(c)     the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have remained unpaid for more than 90 days but less than 121 days after the original due date of such Receivable, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate sales made by the Originators during the month that is four (4) Fiscal Months before the then-current Fiscal Month as of the date of determination; plus time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Fifth Amendment Effective Date” means May 24, 2021.

“Final Maturity Date” means the date that (i) is one hundred eighty (180) days following the Termination Date or (ii) such earlier date on which the Aggregate Capital and all other Borrower Obligations become due and payable pursuant to Section 10.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all Borrower Obligations shall have been paid in full, (iii) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Covenant Event” shall be deemed to have occurred if, at any time, the Secured Debt Ratio exceeds 4.50 to 1.00.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“First Amendment Effective Date” means February 6, 2020.

“Fiscal Month” means each calendar month.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising

(c) the ability of the Borrowers, the Servicer, the Performance Guarantor or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(d) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables;

(e) the status, perfection, enforceability or priority of the Administrative Agent’s security interest in any material portion of the Collateral; or

(f) the rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral.

“Material Indebtedness” shall mean (i) Debt under the Credit Agreement and (ii) Debt of any one or more of Holdings, the Lamar Parties or any Subsidiary thereof in an aggregate principal amount exceeding $100,000,000.

“Minimum Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Minimum Funding Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) ~~70.00~~50.00% times (ii) the aggregate Commitment of all Lenders at such time and (b) the Borrowing Base at such time; ~~provided, that the Borrowers may, prior to December 21, 2020, reduce the percentage set forth in clause (a)(i) above to a lower percentage for multiple periods of up to sixty calendar days in the aggregate, so long as, for each such period, both (x) the Borrowers have delivered no less than two days’ prior written request therefore~~provided, however, that on any day that is a Minimum Funding Threshold Holiday, the Minimum Funding Threshold shall be zero ($0).

“Minimum Funding Threshold Holiday” means any day (or period of days) designated as a Minimum Funding Threshold Holiday by the Borrowers in writing to the Administrative Agent ~~and each Lender (provided, that no such notice shall be required to be delivered with respect to the commencement on the Third Amendment Effective Date of such a period) and (y) the end of such period shall be no later than December 21, 2020.~~; provided, however, that the Borrowers shall not designate more than sixty (60) days as Minimum Funding Threshold Holidays in any calendar year.

“Monthly Settlement Date” means the 25th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Lamar Party or any of their respective ERISA Affiliates is making or or foreclosure proceeding shall have been commenced or threatened and the use and value of the property to which the liens attach are not impaired during the pendency of such proceedings, (iii) as to which no enforcement action, execution, levy or foreclosure proceeding shall have been commenced or threatened and that secure the payment of taxes, assessments or governmental charges or levies, if any only to the extent the same are either (x) not yet due and payable or (y) being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or (iv) solely with respect to any Adverse Claim in respect of Related Security constituting goods (but not proceeds thereof), any Adverse Claim as to which no enforcement action, execution, levy or foreclosure proceeding shall have been commenced or threatened and that only secures the payment of taxes, assessments and governmental charges or levies, to the extent the same are Adverse Claims imposed by law, such as landlord’s, carrier’s, warehousemen’s and mechanic’s liens and other similar liens that (a) arise in the ordinary course of business, (b) do not constitute consensual claims of ownership or liens granted by any Person and (c) secure obligations that are either not yet due and payable or that are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP.

“Permitted Disbursements” means any check or other payment order drawn on or payable against any Collection Account that is issued prior to the Closing Date.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.

“Post-Closing Date” means the date occurring ~~ten (10) Business Days~~ninety (90) days following the ~~Closing~~Fifth Amendment Effective Date (or such later date as the Administrative Agent shall consent to in writing).

“Purchase and Sale Agreement” means each of the QRS Purchase and Sale Agreement and the TRS Purchase and Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in the applicable Purchase and Sale Agreement.

“QRS Borrower” has the meaning specified in the preamble to this Agreement.

“QRS Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the QRS Originators and the QRS Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the applicable Borrower’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;

(b) all instruments and chattel paper that may evidence such Receivable;

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d) all of the applicable Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(e) all books and records of each Borrower and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);

(f) all of the applicable Borrower’s rights, interests and claims under the applicable Purchase and Sale Agreement and the other Transaction Documents; and

(g) all Collections and other proceeds (as defined in the UCC) of any of the foregoing.

“Release” has the meaning set forth in Section 4.01(a).

~~“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.~~

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan.

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Capital Amount” means, as of any date of determination, an amount equal to the product of (i) the Loss Reserve Percentage at such time times (ii) the Net Receivables Pool Balance at such time.

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law, including any such country identified on the list maintained by OFAC and available at: http://www.treasury.gov/resource-center/sanctions/Programs/ Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (i) A person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at: http://www.treasury.gov/ resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (iii) any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Scheduled Termination Date” means ~~December 17, 2021.~~July 21, 2024.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Debt Ratio” shall (along with each defined term constituting a component thereof) have the meaning assigned to the term “Secured Debt Ratio” in the Credit Agreement as in effect on the First Amendment Effective Date and without giving effect to any amendment, have occurred and be continuing, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Borrowers or received in any Lock-Box, Mail-Box~~, Approved Account~~ or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may release to the Borrowers from such Collections the amount (if any) necessary to pay (i) the purchase price for Receivables purchased by the Borrowers on such date in accordance with the terms of the applicable Purchase and Sale Agreement or (ii) amounts owing by the Borrowers to the Originators under any Intercompany Loan Agreement (each such release, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i) first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent such amount has not been distributed to the Servicer);

(ii) second, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest, Fees and Breakage Fees due to such Lender and other Credit Party for the immediately preceding Interest Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Interest, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Interest Period to the extent such amount has not been distributed to such Lender or Credit Party;

(iii) third, as set forth in clause (x), (y) or (z) below, as applicable:

(x) prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date, to the Lenders (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0);

(y) on and after the occurrence of the Termination Date, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the aggregate outstanding Capital of such Lender at such time; or

(z) prior to the occurrence of the Termination Date, at the election of the Borrowers and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Lenders at available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. Each Borrower hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c) Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrowers; provided, however, that promptly following written request therefor by any Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrowers, the Administrative Agent shall execute and deliver to such Borrower UCC-3 termination statements and such other documents as such Borrower shall reasonably request to evidence such termination.

SECTION 5.06. ~~Successor Adjusted LIBOR or LMIR~~ Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if ~~the Administrative Agent determines that~~ a Benchmark Transition Event or an Early Opt-in ~~Event has occurred, the Administrative Agent and the Borrowers may amend this Agreement to replace Adjusted LIBOR or LMIR with a Benchmark Replacement; and any such amendment will become effective at~~Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the ~~Administrative Agent has provided such proposed amendment to all Lenders,~~date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such ~~amendment~~Benchmark Replacement from Lenders comprising the Majority Lenders. ~~Until the Benchmark Replacement is effective, each advance, conversion and renewal of a Loan bearing interest by reference to Adjusted LIBOR or LMIR will continue to bear interest with reference to Adjusted LIBOR or LMIR (as the case may be); provided, however, that during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a Loan bearing interest by reference to Adjusted LIBOR or LMIR that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of the Base Rate with respect to such Loan, and such Loan shall bear interest by reference to the~~

~~Base Rate (rather than by reference to Adjusted LIBOR or LMIR), and (ii) all outstanding Loans bearing interest by reference to Adjusted LIBOR or LMIR shall automatically be converted to bear interest by reference to the Base Rate.~~

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement~~.~~ or any other Transaction Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (~~ii~~iii) the effectiveness of any Benchmark Replacement Conforming Changes, (~~iii~~iv ) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period~~, and (iv) any occurrence of an Early Opt-in Election~~. Any determination, decision or election that may be made by the Administrative Agent or ~~the~~, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.06 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 5.06.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR ) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Loan bearing interest based on USD LIBOR, conversion to or continuation of Loans bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the applicable Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f) Secondary Term SOFR Conversion. Notwithstanding anything to the contrary herein or in any other Transaction Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; and (ii) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (f) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice.

(g) Certain Defined Terms. As used in this Section 5.06:

             “Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (d) of this Section 5.06 or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date. For the avoidance of doubt, the Available Tenor for LMIR is one month.

             “Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (a) of this Section 5.06.

             “Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark  rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrowers pursuant to this Section 5.06, which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 5.06 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 5.06.

         “Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

        “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

        “Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrowers to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrowers to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

         “Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero.

        “ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

        “Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

         “SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

        “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

        “SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

         “Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

        “Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrowers of the occurrence of a Term SOFR Transition Event.

         “Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 5.06 that is not Term SOFR.

        “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

        “USD LIBOR” means the London interbank offered rate for U.S. dollars.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance reasonably

(o) Perfection Representations.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in such Person’s right, title and interest in, to and under the Collateral which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Person and (B) will be free of all Adverse Claims in such Collateral.

(ii) The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii) The Borrowers own and have good and marketable title to the Collateral free and clear of any Adverse Claim of any Person, other than Permitted Adverse Claims.

(iv) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each applicable Originator to such Person pursuant to the applicable Purchase and Sale Agreements and the grant by such Person of a security interest in the Collateral to the Administrative Agent pursuant to this Agreement.

(v) Other than the security interest granted to the Administrative Agent pursuant to this Agreement, such Person has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. Such Person has not authorized the filing of and is not aware of any financing statements filed against such Person that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. Such Person is not aware of any judgment lien, ERISA lien or tax lien filings against such Person.

(vi) Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(o) shall be continuing and remain in full force and effect until the Final Payout Date.

(p) The Lock-Boxes~~.~~, Mail-Boxes~~, Approved Accounts~~ and Collection Accounts.

(i) Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Ownership. Each Lock-Box and Collection Account is in the name of a Borrower (other than the Approved Account at any time prior to the Post-Closing Date), and the Borrowers own and have good and marketable title to the Collection

Accounts (other than the Approved Account at any time prior to the Post-Closing Date) free and clear of any Adverse Claim, other than Permitted Adverse Claims. ~~Each Approved Account is in the name of a Borrower, an Originator or an Affiliate thereof and the Borrowers, Originators or such Affiliates (as applicable) own and have good and marketable title to the Approved Accounts free and clear of any Adverse Claim, other than Permitted Adverse Claims.~~

(iii) Perfection. ~~On or prior to the Post-Closing Date, the~~The Borrowers have delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box and Collection Account (other than the Approved Account at any time prior to the Post-Closing Date), pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by any Borrower, the Servicer or any other Person. ~~On and after the Post-Closing Date, the~~The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account (other than the Approved Account at any time prior to the Post-Closing Date). ~~The owner of each Approved Account has not granted “control” (as defined in Section 9-104 of the UCC) over such Approved Account to any Person.~~

(iv) Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than a Borrower. Neither the Borrowers nor the Servicer have consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent. Neither the Borrowers nor the Servicer have instructed any Person (other than any Lamar Party) to distribute any Collections remitted to any Mail-Box and no Lamar Party is aware of any Person (other than any Lamar Party) distributing Collections remitted to any Mail-Box. Each Mail-Box is an address of the Servicer or an Originator.

(q) Ordinary Course of Business. Each remittance of Collections by or on behalf of such Person to the Credit Parties under this Agreement will have been (i) in payment of a debt incurred by such Person in the ordinary course of business or financial affairs of such Person and (ii) made in the ordinary course of business or financial affairs of such Person.

(r) Compliance with Law. Such Person has complied in all material respects with all Applicable Laws to which it may be subject.

(s) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(t) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(u) Taxes. Such Person has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges

(vii) Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this clause (c) shall be deemed to have been furnished to each of the Administrative Agent and each Lender (and the delivery requirement hereunder with respect to such financial information, proxy statement or other material shall be deemed satisfied) on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(d) Notices. Each Borrower (or the Servicer on its behalf) will notify the Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of such Borrower setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which such Borrower proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed to be made by such Borrower under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to any Lamar Party, which with respect to any Person other than any Borrower, could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than a Permitted Adverse Claim) upon the Collateral or any material portion thereof, (B) any Person other than any Borrower, the Servicer or the Administrative Agent (or solely with respect to the Approved Account at any time prior to the Post-Closing Date, Interstate Logos LLC) shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Changes Requiring UCC Amendments. (A) At least thirty (30) days before any change in any Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements, (B) at least thirty (30) days before any change in any Originator’s jurisdiction of organization and (C) not more than twenty (20) days after any change in any Originator’s name or any other change requiring the amendment of UCC financing statements.

(vi) Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any Lamar Party, (B) any material accounting policy of any Borrower or (C) any material accounting policy of any Originator that is relevant to the

(h) Payments on Receivables, Collection Accounts. Each Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to ~~(i)~~ a Collection Account, a Mail-Box or a Lock-Box ~~or (ii) solely with respect to payments being made by any Subject Obligor and so long as the Approved Account Conditions are then satisfied, an Approved Account~~. Each Borrower (or the Servicer on its behalf) will promptly (but in any event within two (2) Business Days) following receipt of any Collections that have been mailed to a Mail-Box, cause such Collections to be deposited directly into a Collection Account. ~~If the Approved Account Conditions are not then satisfied, each Borrower (or the Servicer on its behalf) will promptly (but in any event within such frequency as requested by the Administrative Agent) following receipt of any Subject Obligor Collections in any Approved Account, cause such Subject Obligor Collections to be deposited directly into a deposit account reasonably designated by the Administrative Agent (provided, that no Collection Account shall be designated by the Administrative Agent for such purpose unless the depositary institution at which such Collection Account is maintained is permitted under Applicable Law to receive Subject Obligor Collections).~~ Each Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary (i) to identify Collections received from time to time on Pool Receivables, (ii) to permit the segregation of such Collections from other property of the Servicer and the Originators, (iii) to identify Affiliate Collections and Subject Obligor Collections received from time to time and (iv) to permit the segregation of such Affiliate Collections and Subject Obligor Collections from other property of the Servicer and the Originators. Each Borrower (or the Servicer on its behalf) shall provide such information with respect to Affiliate Collections deposited into each Collection Account as reasonably requested by the Administrative Agent. If any payments on the Pool Receivables or other Collections (other than Subject Obligor Collections) are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. Each Borrower (or the Servicer on its behalf) will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Borrowers shall not permit funds other than (i) Collections on Pool Receivables and other Collateral and (ii) Affiliate Collections, to be deposited into any Collection Account. If any Affiliate Collections or any other funds that do not constitute Collections on Pool Receivables are deposited into any Collection Account, the Borrowers (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Borrowers will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds other than commingling of Affiliate Collections in any Collection Account. The Borrowers shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Borrowers shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box), in each case, with the prior written consent of the Administrative Agent. Each Borrower shall ensure that no disbursements are made from any Collection Account, other than (i) such disbursements that are made at the direction and for the account of the Borrowers and (ii) Permitted Disbursements.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, if an Event of Default has occurred and is continuing or a Ratings Event has occurred:

(i) within two (2) Business Days of the deposit of any Affiliate Collections into any Collection Account (or the related Lock-Box), the Borrowers (or the Servicer on its behalf) shall identify the portion of funds deposited into each Collection Account (and any related Lock-Box) that represent Affiliate Collections;

(ii) the Borrowers (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to (a) identify Affiliate Collections received from time to time and (b) segregate such Affiliate Collections from Collections on Pool Receivables and other Collateral;

(iii) if requested by Administrative Agent following the occurrence of a Ratings Event Level II, the Borrowers (or the Servicer on its behalf) shall instruct the obligor of each Affiliate Receivable to cease remitting payments with respect to all Affiliate Receivables to any Collection Account or Lock-Box and to instead remit payments with respect thereto to any other account or lock-box (other than a Collection Account or Lock-Box or any other account owned by the Borrower) from time to time identified to such obligor; and

(iv) if requested by Administrative Agent following the occurrence of a Ratings Event Level II, the Borrowers (or the Servicer on its behalf) shall take commercially reasonable efforts to ensure that no Affiliate Collections are deposited into any Collection Account (or the related Lock-Box)~~; and(v) either (x) promptly (but in any event within the time period designated by the Administrative Agent) following the deposit of any Subject Obligor Collections into any Approved Account, the Borrowers (or the Servicer on its behalf) shall cause such Subject Obligor Collections to be deposited directly into a deposit account reasonably designated by the Administrative Agent (provided, that no Collection Account shall be designated by the Administrative Agent for such purpose unless the depositary institution at which such Collection Account is maintained is permitted under Applicable Law to receive Subject Obligor Collections) or (y) within 30 days following the occurrence of such Event of Default or Ratings Event (or such longer period as consented to in writing by the Administrative Agent in its sole discretion), cause each Approved Account to be covered by an Account Control Agreement~~.

(i) Sales, Liens, etc. Except as otherwise provided herein, the Borrowers will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement but excluding any Permitted Adverse Claim) or with respect to, any Pool Receivable or other Collateral, or assign any right to receive income in respect thereof.

not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause any Borrower to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. No Borrower shall become subject to any Tax in any jurisdiction outside the United States.

(aa) Commingling. Each Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, ensure that for each calendar month, that no more than 2.5% (or after the occurrence of a Ratings Event Level II, such lesser percentage as the Administrative Agent may notify the Borrowers upon no less than 30 days prior notice, which percentage may be 0%) of the aggregate amount of all funds deposited into the Collection Accounts during such calendar month constitute Affiliate Collections.

(bb) ~~Subject Obligor Collections. Each Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, ensure that for each calendar month, no more than $10,000,000 of Subject Obligor Collections are deposited into the Approved Accounts.~~[Reserved].

(cc) Liquidity Coverage Ratio. No Borrower shall issue any LCR Security.

(dd) Minimum Funding Threshold. Each Borrower shall cause the Aggregate Capital to exceed the Minimum Funding Threshold at all times.

SECTION 8.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a) Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation or other entity under the laws of the State of Delaware. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Lender:

(i) Compliance Certificates. (A) A compliance certificate promptly upon completion of the annual report of Holdings and in no event later than 120 days after the close of Holdings’ fiscal year, in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof and (B) within 60 days after the close of each of the first three fiscal quarters of Holding, a compliance certificate in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that no Event of Default or representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.

(vii) Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this clause (c) shall be deemed to have been furnished to each of the Administrative Agent and each Lender (and the delivery requirement hereunder with respect to such financial information, proxy statement or other material shall be deemed satisfied) on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(b) Notices. The Servicer will notify the Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to any Lamar Party which could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than a Permitted Adverse Claim) upon the Collateral or any material portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent (or solely with respect to the Approved Account at any time prior to the Post-Closing Date, Interstate Logos LLC) shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Changes Requiring UCC Amendments. (A) At least thirty (30) days before any change in any Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements, (B) at least thirty (30) days before any change in any Originator’s jurisdiction of organization and (C) not more than twenty (20) days after any change in any Originator’s name or any other change requiring the amendment of UCC financing statements.

monitor the servicing of the Pool Receivables, including the disposition of Collections received in the Mail-Boxes.

(f) Payments on Receivables, Collection Accounts. The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to ~~(i)~~ a Collection Account, a Mail-Box or a Lock-Box ~~or (ii) solely with respect to payments being made by any Subject Obligor and so long as the Approved Account Conditions are then satisfied, an Approved Account~~. The Servicer will promptly (but in any event within two (2) Business Days) following receipt of any Collections that have been mailed to a Mail-Box, cause such Collections to be deposited directly into a Collection Account. ~~If the Approved Account Conditions are not then satisfied, the Servicer will promptly (but in any event within such frequency as requested by the Administrative Agent) following receipt of any Subject Obligor Collections in any Approved Account, cause such Subject Obligor Collections to be deposited directly into a deposit account reasonably designated by the Administrative Agent (provided, that no Collection Account shall be designated by the Administrative Agent for such purpose unless the depositary institution at which such Collection Account is maintained is permitted under Applicable Law to receive Subject Obligor Collections).~~ The Servicer will, at all times, maintain such books and records necessary (i) to identify Collections received from time to time on Pool Receivables, (ii) to permit the segregation of such Collections from other property of the Servicer and the Originators, (iii) to identify Affiliate Collections and Subject Obligor Collections received from time to time and (iv) to permit the segregation of such Affiliate Collections and Subject Obligor Collections from other property of the Servicer and the Originators. The Servicer shall provide such information with respect to Affiliate Collections deposited into each Collection Account as reasonably requested by the Administrative Agent. If any payments on the Pool Receivables or other Collections (other than Subject Obligor Collections) are received by a Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Servicer will enforce the terms of each applicable Account Control Agreement. The Servicer shall not permit funds other than (i) Collections on Pool Receivables and other Collateral and (ii) Affiliate Collections, to be deposited into any Collection Account. If any Affiliate Collections or any other funds that do not constitute Collections on Pool Receivables are deposited into any Collection Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer will not, and will not permit any Borrower, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds other than commingling of Affiliate Collections in any Collection Account. The Servicer shall only add a Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box), in each case, with the prior written consent of the Administrative Agent. The Servicer shall ensure that no disbursements are made from any Collection Account, other than (i) such disbursements that are made at the direction and for the account of the Borrowers and (ii) Permitted Disbursements.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, if an Event of Default has occurred and is continuing or a Ratings Event has occurred:

(i) within two Business Days of the deposit of any Affiliate Collections into any Collection Account (or the related Lock-Box), the Servicer shall identify the portion of funds deposited into each Collection Account (and any related Lock-Box) that represent Affiliate Collections;

(ii) the Servicer will, and will cause each Originator to, at all times, maintain such books and records necessary to (a) identify Affiliate Collections received from time to time and (b) segregate such Affiliate Collections from Collections on Pool Receivables and other Collateral;

(iii) if requested by Administrative Agent following the occurrence of a Ratings Event Level II, the Servicer shall instruct the obligor of each Affiliate Receivable to cease remitting payments with respect to all Affiliate Receivables to any Collection Account or Lock-Box and to instead remit payments with respect thereto to any other account or lock-box (other than a Collection Account or Lock-Box or any other account owned by any Borrower) from time to time identified to such obligor; and

(iv) if requested by Administrative Agent following the occurrence of a Ratings Event Level II, the Servicer shall take commercially reasonable efforts to ensure that no Affiliate Collections are deposited into any Collection Account (or the related Lock-Box)~~; and(v) either (x) promptly (but in any event within the time period designated by the Administrative Agent in its sole discretion) following the deposit of any Subject Obligor Collections into any Approved Account, the Servicer shall cause such Subject Obligor Collections to be deposited directly into a deposit account reasonably designated by the Administrative Agent (provided, that no Collection Account shall be designated by the Administrative Agent for such purpose unless the depositary institution at which such Collection Account is maintained is permitted under Applicable Law to receive Subject Obligor Collections) or (y) within 30 days following the occurrence of such Event of Default or Ratings Event (or such longer period as consented to in writing by the Administrative Agent in its sole discretion), cause each Approved Account to be covered by an Account Control Agreement~~.

(g) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(h) Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy without the prior written consent of the

(q) Borrowers’ Tax Status. The Servicer shall not take or cause any action to be taken that could result in any Borrower (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a United States person (within the meaning of Section 7701(a)(30) of the Code), (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, or (iii) becoming subject to any Tax in any jurisdiction outside the United States.

(r) Commingling. The Servicer will, and will cause each Originator to, at all times, ensure that for each calendar month, that no more than 2.5% (or after the occurrence of a Ratings Event Level II, such lesser percentage as the Administrative Agent may notify the Servicer upon no less than 30 days prior notice, which percentage may be 0%) of the aggregate amount of all funds deposited into the Collection Accounts during such calendar month constitute Affiliate Collections.

(s) Lines of Business. Neither the Servicer nor any of its Subsidiaries shall engage to any substantial extent in any line or lines of business activity which would cause earnings from outdoor advertising, out of home media, logo signage and other activities reasonably ancillary thereto to constitute less than 60% of EBITDA for any period.

(t) Certain REIT Matters. The Servicer shall at all times conduct its affairs, and shall cause its affiliates to conduct their affairs, in a manner so as to allow Holdings (or its successor) to qualify as a REIT under all applicable laws, rules and regulations until such time as the Board of Directors of Holdings (or its successor) deems it in the best interests of the Holdings (or its successor) and its stockholders for Holdings (or its successor) not to remain qualified as a REIT.

~~(u) Subject Obligor Collections. The Servicer will, and will cause each Originator to, at all times, ensure that for each calendar month, no more than $10,000,000 of Subject Obligor Collections are deposited into the Approved Accounts.~~

SECTION 8.03. Separate Existence of the Borrowers. Each of the Borrowers and the Servicer hereby acknowledges that the Secured Parties, the Lenders and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon each Borrower’s identity as a legal entity separate from any Originator, the Servicer, the Performance Guarantor and their Affiliates. Therefore, each Borrower and the Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Lender to continue each Borrower’s identity as a separate legal entity and to make it apparent to third Persons that each Borrower is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each Borrower and the Servicer shall take such actions as shall be required in order that:

(a) Special Purpose Entity. Each Borrower will be a special purpose company whose primary activities are restricted in its Limited Liability Company Agreement to: (i)

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Borrowers the collections of any indebtedness that is not a Pool Receivable, less, if Lamar or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Lamar or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the applicable Borrower all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Borrowers all books, records and related materials that the Borrowers previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03. Collection Account Arrangements. ~~Prior to the Post-Closing Date, the~~ The Borrowers shall have entered into Account Control Agreements with all of the Collection Account Banks (other than with respect to the Approved Account at any time prior to the Post-Closing Date) and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (with the consent of the Majority Lenders) and shall (upon the direction of the Majority Lenders) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive dominion and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement. Each Borrower hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and each Borrower hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Borrowers or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

SECTION 9.04. Enforcement Rights.

(a) At any time following the occurrence and during the continuation of an Event of Default, a Servicer Termination Event or a Ratings Event Level II, as applicable:

(i) if a Servicer Termination Event has occurred and is continuing, the Administrative Agent (at the Borrowers’ expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to (A) the Administrative Agent or its designee or (B) a Collection Account or a Lock-Box;

officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrowers or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of each Lamar Party and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning any Lamar Party that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09. Successor Administrative Agent.

(a) The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrowers, the Servicer and each Lender, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Lenders as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b) Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Credit Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

SECTION 11.11. Erroneous Payments.

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise); individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (i) that is in an amount different than (other than a de minimis difference), or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), or (ii) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice that, in each such case, an error has been made with respect to such Erroneous Payment. Each Lender further agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) that was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each party’s obligations under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Transaction Document.

SECTION 11.12. LIBOR Notification. Section 5.06 (“~~Successor Adjusted LIBOR or LMIR~~Benchmark Replacement Setting”) provides a mechanism for determining an alternative rate of interest in the event that ~~Adjusted LIBOR or LMIR~~the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of Adjusted LIBOR ~~or~~, LMIR or with respect to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE XII

[RESERVED]

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01. Indemnities by the Borrowers.

(a) Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, each Borrower, jointly and severally, hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including reasonable and documented Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) Borrower Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted solely from the fraud, gross negligence or willful misconduct by the Borrower Indemnified Party seeking indemnification or material breach by such Borrower Indemnified Party of this Agreement or any other Transaction Document, (b) Taxes that are covered by Section 5.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and (c) Borrower Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, each Borrower shall, jointly and severally, pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Borrower Indemnified Party any and all amounts necessary to indemnify such Borrower Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (a), (b) and (c) above):

indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 14.20. Post-Closing Covenants.

(a) On or prior to the Post-Closing Date, the Borrowers and the Servicer shall deliver to the Administrative Agent a fully executed Account Control Agreement with respect to the ~~Collection~~Approved Account, in form and substance reasonably satisfactory to the Administrative Agent.

(b) ~~No later than 30 days following the date hereof (or such later date as the Administrative Agent shall consent to in writing)~~On or prior to the Post-Closing Date, the Borrowers and the Servicer shall deliver to the Administrative Agent ~~written opinions of counsel to the Lamar Parties~~either (i) confirmation, in form and substance reasonably satisfactory to the Administrative Agent, ~~covering each of the following items: (i) security interest perfection matters with respect to each Lamar Party organized in any jurisdiction other than Delaware and Louisiana, (ii) security interest perfection matters with respect to the Account Control Agreement and (iii) review of lien searches with respect to each Lamar Party organized in any jurisdiction other than Delaware and Louisiana~~that the Approved Account has been novated to a Borrower and that a Borrower has good and marketable title to the Approved Account or (ii) confirmation, in form and substance reasonably satisfactory to the Administrative Agent, that a new account has been opened in the name of a Borrower at Hancock Whitney Bank (or another depository institution reasonably acceptable to the Administrative Agent and not prohibited under Applicable Law from receiving Subject Obligor Collections).

(c) Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the failure of the Borrowers or the Servicer to timely perform its respective obligations under this Section 14.20 shall constitute an immediate Event of Default under this Agreement with no grace period.

SECTION 14.21. Joinder of Originators. Each of the parties hereto hereby acknowledge and agree that solely in connection with the joinder of any additional Person as an “Originator” under any Purchase and Sale Agreement pursuant to either (a) Section 4.3 of the QRS Purchase and Sale Agreement or (b) Section 4.3 of the TRS Purchase and Sale Agreement, as applicable, that so long as each of the Joinder Conditions are satisfied as of the date of such joinder, then the prior written consent of the Administrative Agent shall not be require solely in connection with such joinder.

For purposes of this Section 14.21, the terms set forth below shall have the following meanings:

“Joinder Conditions” means each of the following conditions: (i) no Event of Default, Unmatured Event of Default, Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event has occurred and is continuing or would result from such joinder, (ii) a pro forma Information Package, prepared after giving effect to such joinder, shall have been delivered to the Administrative Agent, (iii)

each of the conditions set forth in either (a) Section 4.3 of the QRS Purchase and Sale Agreement or (b) Section 4.3 of the TRS Purchase and Sale Agreement, as applicable, have been satisfied on or before the date of such joinder, (iv) the aggregate Outstanding Balance of all Receivables of such Subject Originator as of the related Cut-Off Date (as defined in the related Purchase and Sale Agreement) for such Subject Originator does not exceed 5.0% of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool as of such related Cut-Off Date, (v) each Obligor with respect to the Receivables of such Subject Originator has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account in the United States of America, (vi) the Receivables of such Subject Originator represents all or part of the sales price or other right to payment in connection with the provision by such Subject Originator of advertising space on out-of-home advertising structures and sites in the United States, (vii) the Administrative Agent has received all documentation and other information requested by the Administrative Agent with respect to “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, (viii) the Performance Guarantor has delivered an amendment to (or reaffirmation of) the Performance Guaranty, in form and substance reasonably satisfactory to the Administrative Agent, (ix) such additional Person is a Subject Originator and (x) no more than four (4) (or such additional number as may be consented to in writing by the Administrative Agent in its sole discretion) additional People (including such proposed additional Person) have been joined to the Purchase and Sale Agreements as “Originators” pursuant to Section 4.3 thereof.

“Subject Originator” means any Person that is joined to a Purchase and Sale Agreement as an “Originator” pursuant to Section 4.3 thereof.

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